Filed Pursuant to Rule 424(b)(3)
Registration No. 333-265588

J.P. MORGAN REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 2 DATED APRIL 22, 2024

TO THE PROSPECTUS DATED APRIL 11, 2024

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of J.P. Morgan Real Estate Income Trust, Inc., dated April 11, 2024 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is as follows:

•	to update the disclosure in the "Description of Capital Stock" section of our Prospectus.

Articles Supplementary Amendment

On April 16, 2024, we filed Articles Supplementary to our Articles of Amendment and Restatement, dated June 2, 2022, with the Maryland State Department of Assessments and Taxation, pursuant to which we reclassified and designated 500,000,000 authorized but unissued shares of Class X Common Stock, $0.01 par value per share, as shares of a new Class X Common Stock, $0.01 par value per share (“Class X Shares”), and fixed the preferences, rights, powers, restrictions, limitations, qualifications, terms and conditions of the newly designated Class X Shares.

The following disclosure supersedes and replaces the section of the Prospectus entitled “Description of Capital Stock—Common Stock—Class X Shares”:

Class X Shares

No Class X shares will be offered and sold in this offering. The Adviser will receive management fees on Class X shares as described elsewhere in this prospectus and the Special Limited Partner will be entitled to the performance participation interest applicable to Class X shares as described elsewhere in this prospectus.

Each Class X share held in a stockholder’s account will automatically and without any action on the part of the stockholder convert to a number of unregistered Class I shares equal to a fraction, the numerator of which is the NAV per Class X share and the denominator of which is the NAV per Class I share, on the earliest of (a) a listing of our Class I shares on a national securities exchange, (b) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets, in each case in a transaction in which our stockholders receive cash or securities listed on a national securities exchange, or (c) such other date as set forth in the subscription agreement between us and such stockholder that governed the issuance of such Class X share. In addition, immediately before any liquidation, dissolution or winding up, each Class X share (including any fractional share) will automatically convert into a number of Class I shares (or fraction thereof) with an equivalent NAV as such share.